                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                  HASBRO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  HASBRO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------
TIME:
     10:00 a.m. local time

DATE:
     Wednesday, May 16, 2001

PLACE:
     Hasbro's Offices
     1027 Newport Avenue
     Pawtucket, RI 02862

PURPOSE:

     - Elect four directors to terms expiring in 2004.

     - Consider and vote upon a shareholder proposal entitled "Maximize Value Resolution."

     - Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

OTHER IMPORTANT INFORMATION:

     - Hasbro's Board recommends that you vote your shares "FOR" each of the nominees and "AGAINST" the "Maximize Value Resolution."

     - Shareholders of record of Hasbro common stock at the close of business on March 23, 2001 may vote at the meeting.

     - You are cordially invited to attend the meeting to vote your shares in person. If you are not able to do so, you may vote by Internet, by telephone or by mail. See the enclosed proxy card and proxy statement for specific instructions. PLEASE VOTE YOUR SHARES.

                                          By Order of the Board of Directors

                                          Phillip H. Waldoks
                                          Secretary

Dated: April 4, 2001

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862
                            ------------------------

                                PROXY STATEMENT
                      2001 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 2001
                            ------------------------

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:  WHY AM I RECEIVING THESE MATERIALS?

A: The Board of Directors (the "Board") of Hasbro, Inc. (sometimes referred to as the "Company" or "Hasbro") is sending these proxy materials to you on or about April 4, 2001 in connection with Hasbro's annual meeting of shareholders which will take place on May 16, 2001 at Hasbro's offices, 1027 Newport Avenue, Pawtucket, RI 02862. The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2000 Annual Report is also enclosed.

Q:  WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

A:  There are two proposals scheduled to be voted on at the meeting:

     - The election of directors

     - A shareholder proposal entitled "Maximize Value Resolution."

Q:  WHAT SHARES OWNED BY ME CAN BE VOTED?

A: All shares owned by you as of March 23, 2001, the Record Date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through Hasbro's Dividend Reinvestment and Cash Stock Purchase Program and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q: WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A: Most Hasbro shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name with Hasbro's Transfer Agent, Fleet National Bank, c/o Equiserve Limited Partnership, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Hasbro. As the shareholder of record, you have the right to grant your voting proxy directly to Hasbro or to vote in person at the meeting. Hasbro has enclosed a proxy card for you to use.

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use.

Q:  HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A: Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Shares beneficially owned may be voted by you if you receive and present at the meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:  HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

A: Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

BY INTERNET -- If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card.

BY TELEPHONE -- You may submit your proxy by following the "Vote by Telephone" instructions on the proxy card.

BY MAIL -- You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. No postage is required if mailed in the United States.

Q:  HOW ARE VOTES COUNTED?

A: Each share of common stock entitles its holder to one vote on all matters to come before the meeting, including the election of directors. In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For the other proposals, you may vote "FOR", "AGAINST" or "ABSTAIN". If you "ABSTAIN", it has the same effect as a vote "AGAINST". Generally, if you sign your proxy card or broker voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:  CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the meeting. For shares held directly in your name, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to the Secretary of the Company or by attending the meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:  WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION
CARD?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instructions cards you receive.

Q:  HOW CAN I ATTEND THE MEETING?

A: You may attend the meeting if you are listed as a shareholder of record as of March 23, 2001 and bring proof of identification. If you hold your shares through a broker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of March 23, 2001 as well as proof of identification.

Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A: We will announce preliminary voting results at the meeting, issue a press release regarding shareholder action taken on the proposals and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2001.

Q:  WHAT IS THE QUORUM FOR THE MEETING?

A: Holders of record (the "Shareholders") of the common stock, par value $.50 per share, of the Company (the "Common Stock") on March 23, 2001 are entitled to vote at the meeting or any adjournments thereof. As of that date there were 172,456,278 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting.

Q:  HOW DO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN VOTE THEIR SHARES?

A: If your account in the Retirement Savings Plan has units of the Hasbro Stock Fund, the accompanying proxy card indicates the number of shares of Common Stock beneficially owned by you under the plan by the symbol "401". When a participant proxy card is returned properly signed and completed, Fidelity Management Trust Company (the "Trustee") will vote the participant's shares in the manner directed by the participant. If the participant makes no directions, the Trustee will not vote the shares.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     Four directors are to be elected at the annual meeting to terms expiring in 2004. The Board has recommended as nominees for election as directors the first four persons named in the table below. All of the nominees are currently directors of the Company. The Board is divided into three classes. The terms of the nine remaining directors expire in 2002 and 2003. Unless otherwise specified in the accompanying Proxy, the shares voted pursuant thereto will be cast for the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such Proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee named below will be unable to serve as a director.

     The following table sets forth as to each nominee and as to each incumbent director whose term of office extends to 2002 and 2003 and who is, therefore, not a nominee for election as a director at this Annual Meeting: (i) his or her age; (ii) all positions and offices with the Company; (iii) principal occupation or employment during the past five years; (iv) other directorships of publicly held companies or investment companies; and (v) period of service as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

                                                   POSITIONS WITH COMPANY,           HAS BEEN
                                                   PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS              SINCE       EXPIRES
----                                   ---         ------------------------         ----------    -------
Nominees for Terms Expiring in 2004

Alan R. Batkin.......................  56     Vice Chairman, Kissinger                 1992          *
                                              Associates, Inc. (geopolitical
                                              strategic consulting firm).
                                              Director, Diamond Offshore
                                              Drilling, Inc., Overseas
                                              Shipholding Group, Inc. and
                                              Schweitzer-Mauduit International,
                                              Inc.
Claudine B. Malone...................  64     President, Financial & Management        2001          *
                                              Consulting, Inc. Director,
                                              Houghton Mifflin Company, LaFarge
                                              Corp., Lowe's Companies, Inc. and
                                              Science Applications International
                                              Corporation. She previously served
                                              as a Director of Hasbro from 1992
                                              to 1999.
Carl Spielvogel......................  72     U.S. Ambassador to the Slovak            1992          *
                                              Republic from late 2000 to 2001,
                                              during which time Mr. Spielvogel
                                              took a leave of absence, with his
                                              return to the Board expected on
                                              April 15, 2001. Prior thereto,
                                              Chairman and Chief Executive
                                              Officer, Carl Spielvogel
                                              Associates, Inc. (international
                                              investments) 1997 to 2000. Prior
                                              thereto, Chairman of the Board and
                                              Chief Executive Officer, United
                                              Auto Group, Inc. (operator of
                                              multiple-franchise auto
                                              dealerships). Director, Barney's
                                              New York, Inc. and Data
                                              Broadcasting Corporation.

---------------

* Nominee

                                                   POSITIONS WITH COMPANY,           HAS BEEN
                                                   PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS              SINCE       EXPIRES
----                                   ---         ------------------------         ----------    -------
Alfred J. Verrecchia.................  58     President and Chief Operating            1992          *
                                              Officer since 2001. Prior thereto,
                                              President, Chief Operating Officer
                                              and Chief Financial Officer from
                                              2000 to 2001. Prior thereto,
                                              Executive Vice President, Global
                                              Operations and Chief Financial
                                              Officer from 1999 to 2000. Prior
                                              thereto, Executive Vice President,
                                              Global Operations and Development
                                              during 1999. Prior thereto,
                                              Executive Vice President and
                                              President -- Global Operations
                                              from 1996 to 1999. Prior thereto,
                                              Chief Operating
                                              Officer -- Domestic Toy
                                              Operations. Director, Old Stone
                                              Corp. and Bacou, Inc. USA.

Directors Whose Terms Expire in 2002 and 2003

E. Gordon Gee........................  57     Chancellor, Vanderbilt University        1999       2002
                                              since 2000. Prior thereto,
                                              President, Brown University from
                                              1998 to 2000. Prior thereto,
                                              President, The Ohio State
                                              University. Director, Allmerica
                                              Financial Corp., Dollar General
                                              Corporation, Intimate Brands Inc.,
                                              The Limited, Inc. and Massey
                                              Energy Company.
Harold P. Gordon.....................  63     Vice Chairman. Director, Alliance        1988       2003
                                              Atlantis Communications
                                              Corporation, Dundee Bancorp Inc.
                                              and G.T.C. Transcontinental Group,
                                              Ltd.
Alan G. Hassenfeld...................  52     Chairman of the Board and Chief          1978       2003
                                              Executive Officer since 1999.
                                              Prior thereto, Chairman of the
                                              Board, President and Chief
                                              Executive Officer.
Sylvia K. Hassenfeld.................  80     Former Chairman since 1996 and,          1983       2002
                                              prior thereto, Chairman of the
                                              Board, American Jewish Joint
                                              Distribution Committee, Inc.
Marie Josee Kravis...................  51     Senior Fellow, Hudson Institute          1995       2003
                                              (public policy analysis).
                                              Director, Canadian Imperial Bank
                                              of Commerce, Ford Motor Company
                                              and Hollinger International, Inc.
Norma T. Pace........................  79     President, Paper Analytics               1984       2002
                                              Associates (economic consulting).
                                              Director, Englehard Corp.
E. John Rosenwald, Jr................  71     Vice Chairman, Bear, Stearns & Co.       1983       2002
                                              Inc. (investment bankers) since
                                              1997. Prior thereto, Vice
                                              Chairman, The Bear Stearns
                                              Companies, Inc. Director, Bear,
                                              Stearns & Co. Inc.

                                                   POSITIONS WITH COMPANY,           HAS BEEN
                                                   PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS              SINCE       EXPIRES
----                                   ---         ------------------------         ----------    -------
Eli J. Segal.........................  58     Chairman of the Board,                   2001       2002
                                              SchoolSports, Inc. (magazine and
                                              internet content provider).
                                              President and CEO, the Welfare to
                                              Work Partnership (nonpartisan
                                              business organization) from 1997
                                              to 2000. Prior thereto, Assistant
                                              to the President of the United
                                              States. Director, Federal National
                                              Mortgage Association, Hotel
                                              Reservations Network Inc. and
                                              Citizens Financial Group Inc.
Preston Robert Tisch.................  74     Co-Chairman of the Board, Loews          1988       2003
                                              Corporation since 1999. Prior
                                              thereto, Co-Chairman and Co-Chief
                                              Executive Officer, Loews
                                              Corporation. Director, Bulova
                                              Watch Company, Inc., CNA Financial
                                              Corporation and Loews Corporation.

                                     * * *

     Sylvia K. Hassenfeld is the mother of Alan G. Hassenfeld.

     Paul D. Wolfowitz, who served as a director of the Company since 1995, resigned from the Board in 2001 on account of his assuming the office of Deputy Secretary of Defense, U.S. Department of Defense.

     Those directors who are also executive officers of the Company serve as officers and directors of the Company's various subsidiaries at the request and convenience of the Company.

     During 2000, the Board held six meetings.

     The Executive Committee of the Board, which currently consists of Alan R. Batkin, Alan G. Hassenfeld, Norma T. Pace, Carl Spielvogel (on leave of absence until April 15, 2001), and E. John Rosenwald, Jr., met three times in 2000. The Executive Committee is vested with all of the powers that are held by the Board, except that by law the Executive Committee may not exercise any power of the Board relating to amendment of the Articles of Incorporation or By-laws of the Company, adoption of a plan of merger or consolidation, the sale, lease or exchange of all or substantially all the property or assets of the Company or the voluntary dissolution of the Company. The Executive Committee also performs such functions as are assigned to it by the Board from time to time.

     The Nominating and Governance Committee of the Board, which currently consists of Sylvia K. Hassenfeld, Claudine B. Malone, Eli J. Segal and Preston Robert Tisch, did not formally meet in 2000. The Nominating and Governance Committee makes recommendations for possible additions to the Board and at the request of the Board is authorized to make recommendations regarding the governance of the Board and the committees thereof. The Nominating and Governance Committee has neither the authority nor the procedures to consider nominees recommended by shareholders. The By-laws provide that shareholders may nominate directors at an annual meeting by giving notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the one-year anniversary date of the immediately preceding annual meeting and providing specified information regarding the proposed nominee and each shareholder proposing such nomination.

     The Audit Committee of the Board, which currently consists of E. Gordon Gee, Marie Josee Kravis and Claudine B. Malone (Chair), held five meetings in 2000. The Audit Committee Charter is set forth as Appendix A to this Proxy Statement.

     The Compensation and Stock Option Committee of the Board, which currently consists of Alan R. Batkin (Acting Chair), Eli J. Segal, Carl Spielvogel (Chair) (on leave of absence until April 15, 2001) and Norma T. Pace, held eight meetings in 2000. The Compensation and Stock Option Committee has been delegated responsibility for all employee compensation and benefit plans, is authorized to make grants and awards under the Company's employee stock option plans and administers the non-employee director compensation plans.

COMPENSATION OF DIRECTORS

     Members of the Board who are not otherwise employed by the Company ("Non-employee Directors") receive a retainer of $35,000 per year and the Chair of the Audit Committee and the Chair of the Compensation and Stock Option Committee each receive an additional retainer of $4,000 per year. Non-employee Directors receive a fee of $1,000 per Board or committee meeting attended. Action by written consent is not considered attendance at a meeting for purposes of fees to directors.

     Pursuant to the Deferred Compensation Plan for Non-employee Directors (the "Deferred Plan"), which is unfunded, Non-employee Directors must defer a minimum of 20% of the annual Board retainer fee into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each Non-employee Director's stock unit account as of the end of the quarter in which the dividend was paid. Non-employee Directors may defer the remainder of their retainer and/or meeting fees into the stock unit account or an interest account, which bears interest at the five-year Treasury rate. The Company makes a deemed matching contribution to the stock unit account equal to 10% of the amount deferred, with one-half of such Company contribution vesting on December 31 of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31, provided the participant is a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. Compensation deferred under the Deferred Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

     Under the Hasbro, Inc. Retirement Plan for Directors (the "Retirement Plan"), which is unfunded, each Non-employee Director (who is not otherwise eligible for benefits under the Company's Pension Plan) who has attained the age of sixty-five and completed five years of service on the Board is entitled to receive, beginning at age seventy-two, an annual benefit equal to the annual retainer payable to directors during the year in which the director retires (which does not include the fees paid to directors for attendance at meetings). If a director retires on or after the director's seventy-second birthday, the annual benefit will continue for the life of the director. If a director retires between the ages of sixty-five and seventy-two, the number of annual payments will not exceed the retired director's years of service. Upon a Change of Control, as defined in the Retirement Plan, directors and retired directors are entitled to lump-sum payments equal to the present value of their benefits under the Retirement Plan.

     Under the Stock Option Plan for Non-employee Directors (the "Director Plan"), approved by shareholders on May 11, 1994, each Non-employee Director then in office received on May 11, 1994, each Non-employee Director who joined the Board after May 11, 1994 received upon becoming a director, and any new Non-employee Director will receive upon becoming a director, a one-time grant of a nonqualified, nontransferable ten year option to purchase 11,250 shares of Common Stock at 110% of the fair market value per share of Common Stock on the date of grant. The options become exercisable at a rate of 20% per year commencing on the first anniversary of the date of grant, except that exercisability will be accelerated upon a participant ceasing to be a member of the Board because of permanent disability, death, retirement at or after age seventy-two or after a Change of Control, as defined in the Director Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's wholly owned subsidiary, Hasbro Canada Corporation ("Hasbro Canada"), leases its manufacturing and warehouse facilities from Central Toy Manufacturing Inc. ("CTM"), a real estate corporation which is 25% owned by the estate of Merrill Hassenfeld, a former Chief Executive Officer and director of the Company. Sylvia K. Hassenfeld, a director of the Company, is executrix and a beneficiary of the estate of Merrill Hassenfeld. Total rent paid by Hasbro Canada to CTM for the leases of offices and warehouse facilities in 2000 was approximately $579,000 Canadian (approximately $376,000 U.S.). During 2000, the leases were renewed for a three year term ending on January 31, 2004 at rentals of approximately $579,000, $589,000 and $599,000 for the three years, respectively. In management's opinion, these leases are on terms at least as favorable as would otherwise presently be obtainable. Hasbro Canada has the option to renew for two additional three-year terms at fair market rental. If the parties cannot agree, the fair market rental would be determined by appraisal. Hasbro Canada has a right of first refusal to purchase the premises unless it indicates its intention not to renew the leases. The premises are subject to a first mortgage held by a financial institution securing a loan to CTM with a balance at February 1, 2001 of approximately $603,000 Canadian with a due date of July 1, 2002. The leases provide that, until January 31, 2003, should such loan not be renewed, extended or replaced, Hasbro Canada would advance on behalf of the shareholders of CTM, other than the estate of Merrill Hassenfeld, the amount necessary to pay off 75% of the loan and 75% of all operating expenses until sale or lease of the premises or refinancing of the loan. CTM would be obligated to repay the advance no later than January 31, 2003, which would be secured by a first mortgage on the premises but would be nonrecourse individually to such shareholders. CTM agreed that all cash flow from the premises (including sale, lease and refinancing) will be used to pay the then existing loan and any Hasbro Canada advances. It is anticipated that the existing CTM loan will be fully paid at maturity on July 1, 2002 and therefore that Hasbro Canada will not be called upon to make any advances.

     Bear, Stearns & Co. Inc. provides investment banking and related services to the Company. E. John Rosenwald, Jr., a director of the Company, is a director and Vice Chairman of Bear, Stearns & Co., Inc.

     Lucas Licensing Ltd. ("Licensing") and Lucasfilm Ltd. ("Film") own in the aggregate 15,750,000 exercisable warrants to purchase Common Stock which were obtained in arms-length negotiations with the Company in connection with the Company's obtaining of certain rights. The Common Stock subject to such warrants would, if all warrants were fully exercised, constitute approximately 8.4% of the Company's outstanding shares. Accordingly, under SEC rule 13d-3, George W. Lucas, Jr., as owner, director and officer of Film and Licensing, may be deemed to own approximately 8.4% of the Company's outstanding shares. See "Voting Securities and Principal Holders" thereof. Since the beginning of fiscal 2000, the Company paid an aggregate of approximately $3.9 million in royalties to Licensing pursuant to license agreements entered into at arms length in the ordinary course of business.

     Vote Required. The vote of a majority of those shares of Common Stock present or represented by proxy at the annual meeting is required to elect directors. Accordingly, an abstention or broker non-vote will in effect constitute a vote against a nominee.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE (PROPOSAL NO. 1).

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
                     AMONG HASBRO, S&P 500 AND RUSSELL 1000
                   CONSUMER DISCRETIONARY ECONOMIC SECTOR(1)

     The following graph tracks an assumed investment of $100 on the start dates indicated below in the Company's Common Stock, the S&P 500 Index and the Russell 1000 Consumer Discretionary Economic Sector, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.



   ------------------------------------------------------------------------------------------------------
                                1995         1996         1997         1998         1999         2000
   ------------------------------------------------------------------------------------------------------
    Hasbro                      $100         $124         $151         $166         $137         $ 82
    S&P 500                     $100         $127         $157         $205         $244         $219
    Russell 1000 Consumer
    Discretionary Economic
    Sector                      $100         $114         $150         $200         $260         $185

---------------
(1) While the information for Hasbro and S&P 500 is as of the last trading day in Hasbro's fiscal year, the data for the Russell Sector is as of the last trading day in the calendar year.

                                 REPORT OF THE
                    COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

2000 COMPENSATION POLICIES WITH RESPECT TO EXECUTIVE OFFICERS

     The general goal of the Compensation and Stock Option Committee (the "Committee") with respect to the compensation of executive officers (including those named in the summary compensation table below) is that the Company provide competitive compensation and benefits that

     - attract and retain capable executives who are important to the success of the Company,

     - reward them for performance,

     - provide them with a strong incentive to increase shareholder value, and

     - accomplish the foregoing in as fair, understandable and cost-effective manner as possible.

     The Committee is composed solely of persons who are both "Non-Employee Directors," as defined in Rule 16b-3 of the rules and regulations of the Securities and Exchange Commission, and "outside directors", as defined in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     Executive compensation during 2000 included base salary, annual management incentive bonuses, stock options, equity awards in the form of restricted stock or deferred restricted stock units, and long term incentive program awards to a select group of senior management, including certain executive officers, that could provide a pay out of restricted stock in 2003 that would vest over two years, provided certain performance goals are met. In authorizing and approving awards for executive officers (other than the Chief Executive Officer), the Committee relies principally upon the recommendations of the Chief Executive Officer.

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held, the experience of the individual and the competitive marketplace for comparable executive talent. Subsequent yearly adjustments are made by reference to changes in duties and responsibilities, competitive market conditions and personal performance. Except for changes in responsibility or new hires, there were no increases in base salaries of executive officers during 2000, pursuant to a two-year salary freeze for senior executives instituted in 1999. Base salaries are generally targeted to correspond with approximately the 75th percentile of salaries paid by other consumer non-durable products companies surveyed in Hewitt Executive Total Compensation Measurement, prepared by Hewitt Associates, LLP, whose participants partially overlap with the companies included in the Russell 1000 Consumer Discretionary Economic Sector set forth in the above graph.

     Certain executive officers were awarded annual management incentive bonuses with respect to fiscal 2000. Individual and corporate performance objectives were established at the beginning of the year. For fiscal 2000, the single pre-tax profit measure for corporate performance was replaced with a combination of four performance measures and targets, based on earnings per share, net revenues, return on invested capital and cash as a percentage of net revenue. Business unit objectives were based on pre-tax profits and revenues for such unit. Corporate and business unit performance objectives were determined on the basis of a budget review carried out by senior management with respect to each business unit which forms the basis for the operating plan prepared by senior management and approved by the Board in February of each year. The remainder of this paragraph will outline the bonus programs applicable to executive officers other than the Chief Executive Officer, whose compensation is discussed below. See "2000 Compensation of the Chief Executive Officer". Target bonuses in 2000 for executive officers ranged from 45% to 60% of base salary. The management incentive bonus for executive officers who are deemed to have corporate-wide responsibility was generally based 75% on corporate performance and 25% on individual performance. The management incentive bonuses for those individuals deemed to have business unit responsibility (which include Messrs. Volanakis and Goldner), were generally weighted 25% for corporate performance, 50% for business unit performance and 25% for individual performance. In fiscal 2000, corporate performance, and the performance of a number of the business units, did not meet the percentage of target performance that would yield a bonus based on corporate or business unit performance and in such cases, any bonuses paid were on the basis of individual performance only. The bonus to Mr. Gordon represents a special award paid in August 2000 for his role in connection with the acquisition of Wizards of the Coast, Inc. in 1999. The bonuses to Mr. Goldner were mandated by his employment contract.

     In 2000, non-qualified stock options were granted to executive officers pursuant to the Company's employee stock option plans. The Committee granted individual options to executive officers in order to provide an incentive to motivate and retain those individuals who are important to the Company's future success. Stock options are designed to align the interests of executives with those of shareholders, since the executives can only benefit from the options if there is price appreciation in the Common Stock after the date of grant. As a result of intense competition for executive talent posed by internet companies, other competitors and the essentially full employment economy, the Company in the early part of 2000, instituted a retention program which included deferred vesting of stock options as well as the grant of restricted stock and deferred restricted stock units (together "restricted equity") to certain employees, including certain executive officers. Stock options and restricted equity granted under this program, which included options (other than options granted to new hires) and restricted equity granted to executive officers in 2000, generally vest three years after the date of grant. Options may become exercisable prior to that time if the closing price of the Common Stock is at or above certain price levels for certain sustained periods. All stock options granted in 2000 had an exercise price equal to at least the fair market value of the Common Stock on the date of grant. The number of stock options previously awarded and outstanding for each executive officer was reviewed by the Committee but was not considered a critical factor in determining the size of any executive's stock option and/or restricted equity award, which were allocated on the basis of individual potential, responsibility and performance.

     In March 2000, subject to shareholder approval of required amendments to the Company's Stock Incentive Performance Plan which approval was obtained in May 2000, the Committee established a long term incentive program (the "LTIP") for selected members of senior management, including certain executive officers, which replaced the previous long term incentive program in the form of premium priced options. Pursuant to the LTIP, the Committee in March 2000 set targets and performance goals for the years 2000-2002 based on growth in earnings per share and revenue, as modified by the price of the Common Stock at the end of 2002. If the performance goals are met, the targeted awards would be made in the form of restricted stock to be granted in 2003, vesting over two years. Actual restricted stock awards under the LTIP would range from zero to double the targeted award based on the level of achievement of the performance goals and the price of the Common Stock at the end of 2002.

2000 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As set forth in the accompanying tables, Mr. Hassenfeld's salary of $1,005,900 for 2000 represented no increase from his 1999 salary, reflecting the two-year salary freeze on senior executive salaries instituted in 1999. He received no management incentive bonus with respect to 2000 because less than 80% of the "Net Earnings" target was met under the Company's 1999 Senior Management Annual Performance Plan (the "Annual Performance Plan"). Under the Annual Performance Plan, the Committee designates a "Net Earnings" (as defined in the Annual Performance Plan) performance goal for the Company for each year, which is based on the operating plan approved by the Board in February of that year. In 2000 he was granted options (with deferred vesting) to purchase 70,000 shares of Common Stock under the regular stock option program and an LTIP award that, depending on the level of achievement of performance criteria based on growth in earnings per share and revenues over the 2000-2002 period, as modified by the Company's stock price at the end of 2002, could yield a grant of between zero and 70,000 shares of restricted stock in 2003, vesting over two years. If targeted performance is achieved, 35,000 shares of restricted stock could be granted. All compensation decisions regarding Mr. Hassenfeld were made by the Committee, without the participation of Mr. Hassenfeld or other executive officers of the Company. The Committee believes that the options granted and LTIP awards made to Mr. Hassenfeld in 2000 were appropriate incentives to Mr. Hassenfeld to improve future performance.

     Alan R. Batkin (acting Chair) and Marie Josee Kravis as members of the Compensation and Stock Option Committee of the Board of Directors as of 2000 fiscal year end.

                             EXECUTIVE COMPENSATION

     The following table summarizes compensation paid by the Company for services rendered during 2000, 1999 and 1998 by the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company in 2000 other than the Chief Executive Officer and a former executive officer who served during the period presented.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                                     ----------------------------------------------   --------------------------------------
                                                                         OTHER        RESTRICTED
NAME AND PRINCIPAL                                                      ANNUAL          STOCK                   ALL OTHER(E)
POSITION                             YEAR   SALARY(A)    BONUS(A)   COMPENSATION(B)   AWARDS(C)    OPTIONS(D)   COMPENSATION
------------------                   ----   ----------   --------   ---------------   ----------   ----------   ------------
Alan G. Hassenfeld.................  2000   $1,005,900   $    -0-       $33,635              --      70,000       $90,760
Chairman of the Board                1999    1,005,900    452,990        33,488              --     315,000        62,115
and Chief Executive Officer          1998    1,014,816    422,400        32,784              --      60,000        70,724
Alfred J. Verrecchia...............  2000      665,201        -0-        12,964        $300,000      60,000        81,168
President, Chief Operating Officer   1999      665,201    662,000        14,613              --     217,500        41,552
and Chief Financial Officer(f)       1998      671,089    510,000        12,963              --      42,000        52,702
Harold P. Gordon...................  2000      583,100    250,000        26,879              --      50,000        12,507
Vice Chairman                        1999      583,100    320,000        27,272              --     200,000        38,244
                                     1998      576,672    210,000        26,256              --      40,000        37,820
George Volanakis...................  2000      397,192    100,000       211,091         210,000      60,000        41,832
Executive Vice President             1999      370,800    300,000        68,760              --     157,500        21,732
                                     1998      276,923    110,000        82,475              --     150,000        15,135
Brian Goldner......................  2000      384,615    500,000       125,626         972,187     150,000            --
Senior Vice President and General
Manager, U.S. Toys
Herbert M. Baum....................  2000      486,211        -0-        25,582         300,000      70,000        10,200
Former President and Chief           1999      735,577    500,000        26,059              --     482,500            --
Operating Officer(g)

---------------
(a) Includes amounts deferred pursuant to the Company's Retirement Savings Plan and Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Represents, in the case of Mr. Gordon's 2000 bonus, a special award made during 2000. Represents sign on and guaranteed bonuses paid to Mr. Goldner as required by his employment agreement. See "Change of Control, Employment and Settlement Agreements" below. Mr. Volanakis joined the Company during 1998 and Mr. Goldner during 2000.

(b) Includes the following amounts which were included in 2000 taxable income for each named individual in connection with a program whereby a leased automobile, or an automobile allowance, is provided to the executive by the
    Company: $8,635 for Mr. Hassenfeld, $10,464 for Mr. Verrecchia, $7,879 for Mr. Gordon, $4,857 for Mr. Volanakis, $7,740 for Mr. Goldner and $8,682 for Mr. Baum. Includes the following amounts paid by the Company and included in 2000 taxable income for certain named individuals in connection with a program whereby certain financial planning and tax preparation services are provided to the individual and paid for by the Company: $25,000 for Mr. Hassenfeld, $2,500 for Mr. Verrecchia, $19,000 for Mr. Gordon and $16,900 for Mr. Baum. Also includes 2000 moving expenses of $34,938 for Mr. Volanakis and $117,886 for Mr. Goldner as well as $171,296 included in 2000 taxable income of Mr. Volanakis in connection with an overseas assignment. Does not include other personal benefits that do not in the aggregate exceed $50,000 in any year for any individual.

(c) Generally, restricted stock vests three years after grant if the employee is still employed by the Company on that date. In the case of Messrs. Verrecchia, Volanakis and Baum, the restricted stock awards were made in the form of deferred restricted stock units, whereby the restricted shares are deemed to be held in a deferred compensation account under the Company's Employee Non-Qualified Stock Plan. The equivalent of cash dividends on said units are deemed to be paid to the employee's account under the Deferred Compensation Plan. To the extent that delivery of the actual shares to the employee after vesting would constitute income as to which the Company would be denied a deduction under Section 162(m) of the Internal Revenue Code, as amended (the "Code") the affected number of units will continue to be deemed to be held in the employee's deferred compensation account. Actual shares of restricted stock issued to employees have ordinary dividend and voting rights, while the holders of deferred restricted stock units have no voting rights with respect to the shares of Common Stock deemed represented by such units. The number and market value of restricted stock held by the applicable individual named above at December 31, 2000 (based upon the closing market value stock price of $10.625) were: Mr. Verrecchia, 20,000 and $212,500; Mr. Volanakis, 14,000
    and $148,750; Mr. Goldner, 61,000 and $648,125; and Mr. Baum -0- and $-0-.
    Mr. Baum forfeited his deferred restricted stock units upon his resignation from the Company.

(d) All share amounts are adjusted to reflect the 3 for 2 stock split, paid in the form of a 50% stock dividend on March 15, 1999.

(e) Includes the individual's pro-rata share of the Company's matching contribution to the savings account of each individual, other than Mr. Goldner, under the Company's Retirement Savings Plan which is in part contributed to the individual's account in the Retirement Savings Plan and, to the extent in excess of certain Code maximums, deemed allocated to the individual's account in the Company's unfunded Supplemental Benefit Retirement Plan (the "Supplemental Plan"), which for 2000 amounted to $87,533 for Mr. Hassenfeld, $79,632 for Mr. Verrecchia, $9,207 for Mr. Gordon, $41,832 for Mr. Volanakis, and $10,200 for Mr. Baum. Effective January 1, 2000, the profit sharing portion of the Retirement Savings Plan was eliminated and the Company match for contributions made by the employee to his or her savings account was increased to 200% of the first 2% of compensation saved and 50% of the next 4% saved. The Company match was previously 25% of the first 6% of compensation saved. Also includes $3,227, $2,536 and $3,300 in premiums paid by the Company in 2000 for individual life insurance policies for Messrs. Hassenfeld, Verrecchia and Gordon, respectively.

(f) Mr. Verrecchia, Executive Vice President, Global Operations and Chief Financial Officer, was elected President, Chief Operating Officer and Chief Financial Officer in August 2000.

(g) Mr. Baum, who resigned from the Company in August 2000 to become Chief Executive Officer of Dial Corporation, previously served as President and Chief Operating Officer. Amounts shown in table include all compensation earned by Mr. Baum with respect to 2000, but do not include payments made to Mr. Baum pursuant to a Release and Settlement Agreement dated January 31, 2001. Dial Corporation reimbursed the Company for a portion of these payments. See "Change of Control, Employment and Settlement Agreements" below.

                                     * * *

     The following table sets forth certain information regarding stock option grants in 2000 to the individuals named above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              GRANT DATE
                                                     INDIVIDUAL GRANTS                         VALUE(A)
                                  -------------------------------------------------------    -------------
                                  NUMBER OF       % OF TOTAL
                                  SECURITIES       OPTIONS
                                  UNDERLYING      GRANTED TO      EXERCISE
                                   OPTIONS        EMPLOYEES       PRICE PER    EXPIRATION     GRANT DATE
NAME                              GRANTED(D)    IN FISCAL YEAR      SHARE         DATE       PRESENT VALUE
----                              ----------    --------------    ---------    ----------    -------------
Alan G. Hassenfeld..............    70,000(b)     1.0             $15.2188      2/09/10        $449,981
Alfred J. Verrecchia............    60,000(b)     0.9              15.2188      2/09/10         385,698
Harold P. Gordon................    50,000(b)     0.7              15.2188      2/09/10         321,415
George B. Volanakis.............    60,000(b)     0.9              15.2188      2/09/10         385,698
Brian Goldner...................    50,000(b)     0.7              15.9375      3/19/10         343,425
                                   100,000(c)     1.5              17.5313      3/19/10         643,100
Herbert M. Baum.................    70,000(b)(e)   1.0             15.2188      2/09/10(e)      449,981(e)

---------------
(a) The Grant Date Present Values were determined using the standard application of the Black-Scholes option pricing methodology using the following weighted average assumptions: volatility 41%, dividend yield 1.56% and a risk free interest rate of 6.70% based on the options being outstanding for approximately six years. The Grant Date Present Values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the Grant Date Present Values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on an option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, and the extent if any, by which such market value exceeds the exercise price on the date of exercise.

(b) These options are non-qualified and were granted at fair market value on the date of grant. Except for the 50,000 options granted to Mr. Goldner which vest in equal annual installments over three years, one hundred percent of each option becomes exercisable on the third anniversary of the date of grant. The options may become exercisable prior to February 10, 2003 if the closing price of the Common Stock is at or above the following levels for any 20 out of 30 consecutive trading days: between $20.02 and $23.00 --
    33 1/3%; between $23.01 and $26.38 -- 66 2/3%; $26.39 and higher -- 100%.
    All options become fully vested in the event of death, disability or retirement at the optionee's normal retirement date and are exercisable for a period of one year thereafter. An optionee taking early retirement may, under certain circumstances, exercise all or a portion of the options unvested at his or her early retirement date and may exercise such options for three months or such longer period as the Committee may approve. Unless otherwise approved by the Committee in its discretion, upon termination of employment for any other reason, only options vested at the date of the termination may be exercised, and are exercisable for a period of three months following termination.

(c) These options were granted at 110% of fair market value on the date of grant. Twenty percent of these options become exercisable on the first anniversary of the date of grant and twenty percent become exercisable on each anniversary thereafter until fully exercisable. Options become fully vested in the event of death, disability and retirement at the optionee's normal retirement date and are exercisable for three years thereafter. Unless otherwise approved by the Committee in its discretion, upon termination of employment for any other reason (including early retirement), an optionee may exercise only options vested at the date of termination for a period of six months following termination.

(d) All of these shares were granted pursuant to the Stock Incentive Performance Plan. Upon a Change of Control, as defined, all options become immediately exercisable and, except as provided in the following sentence, will be canceled in exchange for a cash payment in the amount of the difference between the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which the Change of Control shall have occurred or, if higher, the highest reported sales price of a share of Common Stock during the sixty-day period immediately preceding the date of the Change of Control. The Committee has the discretion, in connection with certain Change of Control transactions, to take alternative action such as converting the stock options into those of the resulting corporation or settling them in shares of the stock of the Company or the resulting corporation. Participants may exercise options and satisfy tax withholding liabilities by payments in cash or by delivery of Common Stock equal to the exercise price and the tax withholding liability. In addition, participants may instruct the Company to withhold shares issuable upon exercise in satisfaction of tax withholding liability.

(e) Mr. Baum forfeited these options upon his resignation from the Company in August 2000.

                                     * * *

     The following table sets forth as to each of the named individuals: (a) the number of shares acquired upon exercise of options during fiscal 2000; (b) the value realized (market value on date of exercise less exercise price) upon the exercise of such options during fiscal 2000; (c) the number of exercisable and unexercisable options held on December 31, 2000, the last day of the 2000 fiscal year; and (d) the value of such options at December 31, 2000 (based on the closing price of $10.625). The number of options set forth below correspond to the number of shares to which they relate.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                  NUMBER OF               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                  SHARES                    AT DECEMBER 31, 2000          AT DECEMBER 31, 2000
                                 ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                            ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------   -----------   -------------   -----------   -------------
Alan G. Hassenfeld............     81,000     $562,505    1,258,000       420,000          -0-            -0-
Alfred J. Verrecchia..........    118,125      879,382      912,875       301,000          -0-            -0-
Harold P. Gordon..............         --           --      506,066       272,334          -0-            -0-
George B. Volanakis...........         --           --      117,500       250,000          -0-            -0-
Brian Goldner.................         --           --          -0-       150,000          -0-            -0-
Herbert M. Baum...............         --           --      140,833            --          -0-             --

                                    *  *  *

             LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR(a)

                                                      PERFORMANCE OR
                                   NUMBER OF        OTHER PERIOD UNTIL
                                SHARES, UNITS OR        MATURATION
NAME                              OTHER RIGHTS          OR PAY OUT        THRESHOLD    TARGET    MAXIMUM
----                            ----------------    ------------------    ---------    ------    -------
Alan G. Hassenfeld............       35,000             2000-2002             0        35,000    70,000
Alfred J. Verrecchia..........       25,000             2000-2002             0        25,000    50,000
Harold P. Gordon..............       25,000             2000-2002             0        25,000    50,000
George B. Volanakis...........       20,000             2000-2002             0        20,000    40,000
Brian Goldner.................           --                    --            --            --        --
Herbert M. Baum(b)............       30,000(b)          2000-2002             0        30,000    60,000

---------------
(a) The awards will only deliver a benefit to the employee if certain performance goals are met. Performance goals are based on the Company's revenue growth and growth in earnings per share during the three year period 2000-2002, as modified by the price of the Common Stock at the end of 2002 for the years 2000-2002. If the performance goals are met, the targeted awards will be made in the form of restricted stock to be granted in 2003, one third of which would vest in one year and the remainder in two years. The 2000 goals were not met.

(b) Mr. Baum forfeited this award upon his resignation from the Company in August 2000.

                                    *  *  *

     The following table shows the estimated annual benefits payable upon retirement in specified remuneration and years of service classifications under the Company's Pension Plan and under the Supplemental Plan:

                               PENSION PLAN TABLE

                   ESTIMATED ANNUAL RETIREMENT BENEFIT BY YEARS OF SERVICE CLASSIFICATION(2)
AVERAGE           ---------------------------------------------------------------------------
COMPENSATION(1)       10           15           20           25           30         35(3)
---------------   ----------   ----------   ----------   ----------   ----------   ----------
20$0,000.....      $ 33,333     $ 50,000     $ 66,667     $ 83,333     $100,000     $100,000
400,000.....         66,667      100,000      133,333      166,667      200,000      200,000
800,000.....        133,333      200,000      266,667      333,333      400,000      400,000
1,200,000...        200,000      300,000      400,000      500,000      600,000      600,000
1,600,000...        266,666      400,000      533,333      666,667      800,000      800,000
1,800,000...        400,000      450,000      600,000      750,000      900,000      900,000

---------------
(1) Covered compensation under the Pension Plan and the Supplemental Plan includes total salaries and bonuses (as set forth in the Summary Compensation Table) for the five highest consecutive years during the ten years preceding retirement ("Average Compensation").

(2) Estimated retirement benefit amounts shown are prior to reduction by an Internal Revenue Service designated amount keyed to a participant's Social Security entitlement. Amounts shown are computed on the single straight-life annuity option. Early retirement, which is permitted up to 10 years prior to the normal retirement date, and other payment options will reduce the annual benefit amount shown. Payments from the Supplemental Plan, which is unfunded, are not subject to provisions of the Code that limit benefits under the Pension Plan. As set forth in the above table and subject to the foregoing, the retirement benefit after thirty years of credited service is generally 50% of Average Compensation.

(3) For purposes of determining annual benefits under the Pension Plan and the Supplemental Plan prior to 2000, credited years of service could not exceed
    30. Effective January 1, 2000, the Company amended the Pension Plan to provide for a lump sum benefit determined primarily on the basis of Average Compensation and actual years of service (including years of service in excess of 30 years). The lump-sum benefit is reduced if payment is made before age 55. Until 2007, employees will receive the higher of the benefits provided by such amendment and as described in the above table.

     The following table sets forth, as to the six named individuals, their years of credited service under the Pension Plan and the Supplemental Plan:

                                                              CREDITED YEARS
                                                                OF SERVICE
                                                              --------------
Alan G. Hassenfeld..........................................        32
Alfred J. Verrecchia........................................        35
Harold P. Gordon............................................         6
George B. Volanakis.........................................        19
Brian Goldner...............................................         1
Herbert M. Baum.............................................         2(a)

---------------
(a) In accordance with his employment agreement and the settlement agreement described below, Mr. Baum received $481,426 in a lump sum in full payment of the Company's pension obligation to him.

CHANGE OF CONTROL, EMPLOYMENT, AND SETTLEMENT AGREEMENTS

     The agreements summarized below (or the form thereof) have been filed with the Securities and Exchange Commission as exhibits to the Company's periodic filings and such summaries do not purport to be complete and are qualified in their entirety by reference to such agreements.

     Change of Control Agreements. Ten senior executives, including five of the six above-named individuals (other than Mr. Baum), are parties to employment agreements, as amended (the "Change of Control Agreements"), with the Company. The Change of Control Agreements come into effect only upon a "Change of Control," as defined therein, and continue for three years after such date (the "Employment Period"). If, during the Employment Period, an executive's employment with the Company is involuntarily terminated other than for "Cause," the executive is entitled to the executive's (a) average annual salary for the five years preceding the Change of Control (or such lesser number of actual years employed) plus (b) the greater of (x) the target bonus during the year of termination and (y) the average annual bonus for the five years preceding the Change of Control (or such lesser number of actual years employed), in each case multiplied by three.

     The executive would also be entitled to an amount equal to the shortfall between the actuarial benefit payable to the executive under the Company's retirement plans as a result of the early termination and the amount the executive would have received if the executive had continued in the employ of the Company for the remainder of the Employment Period. In addition, the executive and the executive's family would be entitled to the continuation of medical, welfare, life insurance, disability and other benefits for at least the remainder of the Employment Period. If the executive is subject to the payment of excise tax under Section 4999 of the Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

     In addition, the Change of Control Agreements permit an executive to terminate the executive's employment for "Good Reason" at any time or for any reason during a 30-day period immediately following the first anniversary of the Change of Control and receive the above-described severance benefits. "Good Reason" includes diminution of the executive's responsibilities or compensation, relocation or purported termination otherwise than as expressly permitted by the Change of Control Agreements. Under certain circumstances, certain payments by the Company pursuant to the Change of Control Agreements may not be deductible for federal income tax purposes pursuant to Section 280G of the Code.

     A "Change of Control" is defined as the occurrence of certain events, including acquisition by a third party of 20% or more of the Company's outstanding voting securities, a change in the majority of the Board, consummation of a reorganization, merger, consolidation, substantial asset sale involving, or shareholder approval of a liquidation or dissolution of, the Company subject, in each case, to certain exceptions. "Cause" is defined (for purposes of the Agreements and the Employment Agreements with Messrs. Baum and Gordon described below) as demonstrably willful or deliberate violations of the executive's responsibilities which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company, which are unremedied after notice, or conviction of the executive of a felony involving moral turpitude. The Change of Control Agreements were amended as of March 10, 2000 to provide that the executive's target bonus be taken into account in computing benefits, to change the definition of a "Change of Control" to be "consummation" of a reorganization, merger, consolidation or sale of substantially all of the assets of the Company rather than "shareholder approval" thereof and to make other conforming and clarifying changes in the Change of Control Agreements, the forms of which were originally approved in 1989.

     Employment Agreements. Mr. Gordon (the "Employee") has an additional employment agreement, dated as of January 1, 1996 (the "1996 Agreement"). The Employee is eligible to participate in the Company's management incentive bonus arrangements as well as other benefit plans and programs available to senior executives and employees generally. The Company agrees to use its best efforts to cause Employee to be nominated for re-election as a director upon expiration of his current or any future term and to recommend such re-election. The 1996 Agreement also amended the Employee's Change of Control Agreement to make certain clarifying and conforming changes.

     If the Employee's employment terminates for any reason, he will be entitled to a life annuity payment from the Company equal to 3.33% of his "Final Average Pay" multiplied by the number of full years employed, payable at age 65, less any amounts payable under the Company's Pension Plan, Supplemental Plan or U.S. Social Security. In addition, the Company will maintain a key executive life insurance policy in an amount sufficient to pay a life annuity benefit commencing at age 65 (or termination of employment, if later) of $225,000 per year. If the Employee dies before the commencement of the life insurance annuity payments, his beneficiary would receive a lump sum death benefit of $1,500,000 and none of the other life insurance annuity payments would be payable. If he dies after the life insurance annuity payments begin but before the receipt of 240 months of payments, the balance of said 240 months of payments will be made to his beneficiary. If the insurance policy value is insufficient to make the foregoing payments, the Company will make these payments from its general assets.

     If Employee is terminated (other than for "Cause") within the first seven years of employment, the Company will provide relocation assistance for Employee's primary residence in the United States including a guarantee of the original purchase price thereof plus the fair market value of any capital improvements. In addition, the Employee shall receive such additional relocation benefits as may be agreed between the chief executive officer and the Employee. The Employee may terminate his employment and collect benefits under the 1996 Agreement within one year after any diminution of his responsibilities, removal from or failure to be re-elected to the Board, relocation or any breach by the Company of any of its obligations described above or any other material breach of the 1996 Agreement by the Company. "Final Average Pay" is defined in the 1996 Agreement as one-fifth of total salaries and bonuses received by the Employee in the five highest consecutive years of employment.

     Effective March 18, 2000, Tiger Electronics, Ltd., then a subsidiary and now a division of the Company ("Tiger"), the Company and Brian Goldner (the "Executive") entered into a three year employment agreement (the "Agreement"), subject to extension, pursuant to which the Executive agreed to serve as Chief Operating Officer of Tiger and provide such other duties and responsibilities as are assigned to him. The Executive's base salary was set at $500,000 per annum through March 2001; $525,000 per annum through March, 2002 and $550,000 through March 2003. He received a sign on bonus of $250,000, which was paid in two equal installments in 2000 and 2001. If the Executive voluntarily terminates employment prior to March 18, 2002, he is to repay $125,000. The Executive's target bonus is set at 50% of base salary with $250,000 as a minimum bonus for 2000, which was paid. If the Executive voluntarily terminates his employment on or prior to March 18, 2002, $166,666 would be repaid by the Executive and if such termination occurs on or prior to March 18, 2003, $133,333 would be repaid.

     The options and restricted stock described in the "Summary Compensation Table" and "Options Grants in Last Fiscal Year" above were granted to the Executive pursuant to the Agreement, and both his stock option and restricted stock agreements provide, pursuant to the Agreement, that if the Executive is involuntarily terminated, including a termination by the Executive for "good reason", all unvested options and restricted stock would vest and all repayment obligations by the Executive discussed above would terminate.

     Pursuant to the Agreement, the Executive received relocation assistance and a Change of Control Agreement in the form described above, and agreed to one-year post-employment non-compete and non-solicitation obligations.

     Settlement Agreement. The Company and Herbert M. Baum were parties to an Employment Agreement, dated as of January 5, 1999 (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Baum was elected President and Chief Operating Officer of the Company and a member of the Board. The Employment Agreement had a three year term with an initial base salary of $750,000 per annum.

     The Employment Agreement provided that if Mr. Baum's employment terminated for any reason, he would be entitled to a life annuity payment from the Company equal to 3.3% of his average annual cash compensation multiplied by the number of full years employed (prorated to include months employed during any partial years), payable at age 65, less any amounts payable under the Company's Pension and Supplemental Plans, except that the maximum annual compensation taken into account for purposes of the calculation would not exceed $909,091. At Mr. Baum's option, the benefit described above would be payable either in an actuarially equivalent lump sum or annuity.

     If Mr. Baum's employment were terminated without "Cause", by Mr. Baum for "good reason," or by mutual agreement, he would receive his base salary as severance pay for the lesser of eighteen months and the remainder of his employment term. If he terminated his employment without "good reason", he would be entitled to receive his base salary as severance pay for the lesser of twelve months and the remainder of his employment period.

     Under the Employment Agreement, unless Mr. Baum's employment was terminated for "Cause", he would have three years from the date his employment terminates to exercise any unexercised vested options. If he was terminated prior to expiration of his employment term, his options would continue to vest during the period that severance pay is paid.

     The Employment Agreement also provided relocation assistance for his Rhode Island residence including a guarantee of the original purchase price thereof plus the fair market value of any capital improvements.

     In August 2000, Mr. Baum resigned from Hasbro and accepted a position as Chief Executive Officer of the Dial Corporation ("Dial"). On January 31, 2001, the Company, Mr. Baum and Dial entered into a Release and Settlement Agreement (the "Settlement"). Under the Settlement, the Company paid $750,000 to Mr. Baum plus the pension benefit in a lump sum, in lieu of all other unpaid benefits including without limitation his unexercised vested options, which were canceled. Mr. Baum also received the balance of what he had deferred into his account under the Deferred Compensation Plan. As part of the Settlement, Dial paid the Company $375,000.

                              SHAREHOLDER PROPOSAL
                                (PROPOSAL NO. 2)

INTRODUCTION

     The following proposal, WHICH IS OPPOSED BY THE BOARD, would require the affirmative vote of a majority of all shares present (in person or by proxy) and entitled to vote at the Meeting to be approved. Accordingly, abstention or a broker non-vote would be the equivalent of a vote against the shareholder proposal.

     William Steiner, 4 Radcliff Drive, Great Neck, NY, who represents that he is the beneficial owner of shares of Common Stock with a market value of at least $2,000 and has held such shares continuously for at least one year, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and has indicated that he, or his representative, will introduce the resolution at the annual meeting.

                           MAXIMIZE VALUE RESOLUTION

     Resolved that the shareholders of Hasbro, Inc. urge the Hasbro, Inc. Board of Directors to arrange for the prompt sale of Hasbro, Inc. to the highest bidder.

     The purpose of the Maximize Value Resolution is to give all Hasbro, Inc. shareholders the opportunity to send a message to the Hasbro, Inc. Board that they support the prompt sale of Hasbro, Inc. to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Hasbro, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Hasbro, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

     The prompt auction of Hasbro, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

     The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

                                    *  *  *

                RESPONSE OF THE HASBRO, INC. BOARD OF DIRECTORS

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO. 2 FOR THE FOLLOWING REASONS:

     The Board strongly believes that implementation of the resolution described above would not be in the best interests of shareholders of the Company and, contrary to the title of the resolution, would not maximize value to the shareholders for the following reasons:

     - The Board believes that approval of this resolution would cause uncertainty regarding the Company's future, which would undermine confidence in the Company and adversely affect the Company's relationships with employees, customers and vendors. Such results could have an adverse impact on the Company's ability to compete effectively in the short and long run, leading to a potential decline in shareholder value.

     - The Board has the responsibility to direct, and continually reviews and monitors, the Company's business and strategies, as well as developments in the business environment in which the Company operates. Accordingly, the Board is in the best and most informed position to evaluate and consider all of the options that may be available to the Company from time to time including if, when and under what conditions the sale of the Company should be considered and pursued.

     - Acting hastily to force a sale of the Company at auction or otherwise to the highest bidder would restrict the Board's ability to examine all strategic alternatives for increasing shareholder value. At times, especially under current volatile economic conditions, a company's market value can be significantly different from its intrinsic value. These conditions require that the development, selection and implementation of the best strategic alternative or alternatives be done with care and diligence in a way that does not seriously jeopardize shareholders' interests.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO.
2.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information, as of March 23, 2000 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding voting securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock:

                                                              AMOUNT AND NATURE
NAME AND ADDRESS                                                OF BENEFICIAL      PERCENT OF
BENEFICIAL OWNER                                                OWNERSHIP(1)         CLASS
----------------                                              -----------------    ----------
Alan G. Hassenfeld..........................................     18,680,005(2)        10.7
1027 Newport Avenue
Pawtucket, RI 02862
Capital Group International, Inc............................     20,582,320(3)        11.9
11100 Santa Monica Blvd
Los Angeles, CA 90025
Ariel Capital Management, Inc...............................     18,147,135(4)        10.5
200 E. Randolph Drive
Chicago, IL 60601
George W. Lucas, Jr.........................................     15,750,000(5)         8.4
c/o Lucasfilm Ltd.
5858 Lucas Valley Road
Nicasio, CA 94946
T. Rowe Price Associates, Inc. .............................      8,856,895(6)         5.0
100 E. Pratt Street
Baltimore, MD 21202

---------------
(1) Based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission.

(2) Includes 8,890,921 shares held as sole trustee for the benefit of his mother, 829,347 shares held as sole trustee of a trust for Mr. Hassenfeld's benefit and currently exercisable options or options exercisable within 60 days hereof to purchase 1,353,000 shares. Mr. Hassenfeld has sole voting and investment authority with respect to all shares except those described in the following sentence, as to which he shares voting and investment authority. Also includes 1,120,150 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and director, as to which shares Mr. Hassenfeld disclaims beneficial ownership, 547,170 shares held as one of the trustees of a charitable lead trust for the benefit of The Hassenfeld Foundation and 154,216 shares held as one of the trustees of a trust for the benefit of his mother and her grandchildren.

(3) Capital Group International, Inc. as the parent of Capital Guardian Trust Company (which owns 10,177,500 shares or 6.0% of the outstanding shares) and certain investment management affiliates (collectively the "Capital Group") may be deemed to have sole dispositive power over 20,582,320 shares of Common Stock and sole voting power over 18,107,820 of such shares which are owned by accounts under discretionary investment management by one or more members of the Capital Group. Share ownership information is as at December 31, 2000.

(4) Ariel Capital Management, Inc., an investment advisor, has sole dispositive authority over 18,121,190 shares and sole voting power over 16,679,980 shares as a result of acting as an investment advisor to various investment advisory clients. Share ownership information is as of December 31, 2000.

(5) Represents exercisable warrants to purchase 6,300,000 shares owned by LucasFilm Ltd. ("Film") and exercisable warrants to purchase 9,450,000 shares owned by its wholly-owned subsidiary, Lucas Licensing

    Ltd. ("Licensing"). Mr. Lucas, as founder, controlling person and sole director of Film and Licensing, may be deemed to beneficially own the shares of Common Stock which may be purchased upon exercise of these warrants. See "Certain Relationships and Related Transactions".

(6) These shares are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates has sole dispositive power over 8,656,895 shares and sole voting power over 2,005,829 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Share ownership information is as of December 31, 2000.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of March 23, 2001, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each current director of the Company, each named executive officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                                                                            PERCENT
                                                                COMMON        OF
NAME OF DIRECTOR OR EXECUTIVE OFFICER(1)                        STOCK        CLASS
----------------------------------------                      ----------    -------
Alan R. Batkin(2)...........................................      31,839      *
E. Gordon Gee(3)............................................       5,291      *
Brian Goldner(4)............................................      97,667      *
Harold P. Gordon(5).........................................     601,449      *
Alan G. Hassenfeld(6).......................................  18,680,005     10.7
Sylvia K. Hassenfeld(7).....................................   1,134,005      *
Marie Josee Kravis(8).......................................      15,694      *
Claudine B. Malone..........................................      11,700      *
Norma T. Pace(9)............................................      23,751      *
E. John Rosenwald, Jr.(10)..................................     232,334      *
Eli J. Segal................................................          --      *
Carl Spielvogel(11).........................................      55,679      *
Preston Robert Tisch(12)....................................      17,005      *
Alfred J. Verrecchia(13)....................................   1,211,817      *
George B. Volanakis(14).....................................     218,684      *
All Directors and Executive Officers as a Group (includes 20
  persons)(15)..............................................  21,761,392     12.3

---------------
  *  Less than one percent.

 (1) Information in this table is based upon information furnished by each director and executive officer.

 (2) Includes currently exercisable options granted under the Director Plan to purchase 11,250 shares as well as 18,902 shares deemed to be held in Mr. Batkin's stock unit account under the Deferred Plan.

 (3) Represents currently exercisable options and options exercisable within sixty days hereof granted under the Director Plan to purchase 4,500 shares as well as 791 shares deemed to be held in Mr. Gee's account under the Deferred Plan.

 (4) Represents currently exercisable options to purchase 36,667 shares and 61,000 shares of restricted stock granted under the Company's employee stock option plans.

 (5) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's stock option plans to purchase an aggregate of 567,400 shares as well as 3,502 shares deemed to be held in Mr. Gordon's stock unit account under the Deferred Plan. Excludes fractional shares held in Mr. Gordon's account under the Company's Dividend Reinvestment and Cash Stock Purchase Program.

 (6) See note (2) to the immediately preceding table.

 (7) Includes currently exercisable options granted under the Director Plan to purchase 11,250 shares, 1,120,150 shares owned by The Hassenfeld Foundation, of which Mrs. Hassenfeld is an officer and director, and as to the shares of which she disclaims beneficial ownership, and 2,605 shares deemed to be held in Mrs. Hassenfeld's stock unit account under the Deferred Plan. Does not include the shares of Common Stock held in trust for Mrs. Hassenfeld's benefit referred to in note (2) to the immediately preceding table.

 (8) Represents currently exercisable options granted under the Director Plan to purchase 11,250 shares as well as 4,444 shares deemed to be held in Mrs. Kravis' stock unit account under the Deferred Plan.

 (9) Includes currently exercisable options granted under the Director Plan to purchase 11,250 shares as well as 10,949 shares deemed to be held in Mrs. Pace's stock unit account under the Deferred Plan.

(10) Includes currently exercisable options granted under the Director Plan to purchase 11,250 shares as well as 18,584 shares deemed to be held in Mr. Rosenwald's stock unit account under the Deferred Plan. Does not include shares held by Bear, Stearns & Co. Inc. in an investment account. Mr. Rosenwald is Vice Chairman of Bear, Stearns & Co. Inc.

(11) Includes currently exercisable options granted under the Director Plan to purchase 11,250 shares as well as 5,923 shares deemed to be held in Mr. Spielvogel's stock unit account under the Deferred Plan.

(12) Includes currently exercisable options granted under the Director Plan to purchase 11,250 shares as well as 2,605 shares deemed to be held in Mr. Tisch's stock unit account under the Deferred Plan.

(13) Includes currently exercisable options and options exercisable within sixty days hereof to purchase an aggregate of 980,375 shares as well as 20,000 deferred restricted stock units granted under the Company's employee stock option plans. Does not include 151,875 shares owned by Mr. Verrecchia's spouse, as to which Mr. Verrecchia disclaims beneficial ownership.

(14) Includes currently exercisable options and options exercisable within sixty days hereof to purchase an aggregate of 195,000 shares as well as 14,000 deferred restricted stock units granted under the Company's employee stock option plans. Also includes 1,236 shares (excluding fractional shares) deemed to be held in Mr. Volanakis' account under the Deferred Compensation Plan.

(15) Of these shares, all directors and executive officers as a group have sole voting and dispositive power with respect to 19,787,981 shares and have shared voting and/or investment power with respect to 1,973,411 shares. Includes 3,666,728 shares purchasable by directors and executive officers upon exercise of currently exercisable options, or options exercisable within sixty days hereof, and 70,500 shares of restricted stock granted under the Company's stock option plans; 69,544 shares deemed to be held in stock unit accounts under the Deferred Plan and the Deferred Compensation Plan; and 54,000 shares deemed to be held in deferred restricted stock unit accounts under the Company's Employee Non-Qualified Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulation promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the last fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors (the "Committee") is comprised solely of outside non-employee directors, each of whom is independent under the New York Stock Exchange's listing standards.

     The Committee operates under a written charter, which is attached to this Proxy Statement as Appendix A. Under the charter, the Committee's primary purpose is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the preparation of the Company's financial statements and the systems of internal accounting and financial controls. The independent auditors are responsible for performing an independent audit of the Company's financial statements and issuing an opinion that the financial statements conform with generally accepted accounting principles.

     In conducting its oversight function, the Committee discusses with the Company's internal and the independent auditors, the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     The Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2000. The Committee has also reviewed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee discussed with the independent auditors their independence from management and the Company has received from the auditors the written disclosures and letter required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees).

     Based on its review and discussions with management and the independent auditors referred to in the preceding paragraph, the Committee recommended to the Board and the Board has approved the inclusion of the audited financial statements for the fiscal year ended December 31, 2000 in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Committee has also recommended and the Board has approved the selection of KPMG LLP as the independent auditors for fiscal 2001.

     Alan R. Batkin, E. Gordon Gee, Norma T. Pace (Chair) and Paul D. Wolfowitz, as the members of the Audit Committee as of 2000 fiscal year end.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board, upon recommendation of the Audit Committee of the Board, has selected KPMG LLP, independent certified public accountants ("KPMG"), to audit the consolidated financial statements of the Company for the fiscal year ending December 30, 2001. A representative of KPMG is expected to be present at the annual meeting, will have the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions. Set forth below is certain information concerning aggregate fees billed for professional services rendered by KPMG during 2000.

Audit Fees..................................................    $2,594,000
Financial Information System Design and Implementation
  Fees......................................................    $  -0-
All Other Fees..............................................    $2,876,000

     The Audit Committee has considered whether the provision of non-audit services by KPMG is compatible with maintaining KPMG's independence.

                                 OTHER BUSINESS

     Management knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment thereof, it is intended that Proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company's 2002 annual meeting must be received by the Company at its executive offices no later than December 9, 2001. The address of the Company's executive offices is 1027 Newport Avenue, Pawtucket, Rhode Island 02862.

     In accordance with the By-Laws of the Company, which the Company believes are consistent with the Articles of Incorporation, any new business proposed by any shareholder to be taken up at the 2002 annual meeting must be stated in writing and filed with the Secretary of the Company by December 15, 2001. Except for proposals made pursuant to the preceding paragraph, the Company will retain discretion to vote proxies with respect to proposals received prior to December 15, 2001, provided (i) the Company includes in its 2002 annual meeting proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith. The Company has also retained Morrow & Co., Inc. to aid in the solicitation of proxies at an estimated cost of $4,000 plus reimbursement of reasonable out-of-pocket expenses.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to vote by Internet, by telephone or by marking, signing and dating the enclosed Proxy and returning it in the pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors

                                          Phillip H. Waldoks
                                          Secretary

Dated: April 4, 2001
Pawtucket, Rhode Island

                                                                      APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE
                                       OF
                             THE BOARD OF DIRECTORS
                                       OF
                                  HASBRO, INC.

PURPOSE

     The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of Hasbro, Inc. (the "Company") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by overseeing the financial reports provided by the Company, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

     The Committee shall review and reassess the adequacy of this Charter on an annual basis.

STRUCTURE, PROCESSES AND MEMBERSHIP

     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

     Accordingly, all of the members will be directors:

          1. who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

          2. who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

     Committee members shall be appointed by the Board, which shall designate the Audit Committee Chair, who shall preside over meetings of the Committee. The Committee shall hold at least three scheduled meetings during each year. A majority of the members of the Committee shall constitute a quorum for doing business. All actions of the Committee shall be taken by a majority vote of the members of the Committee present at the meeting, provided a quorum is present.

KEY RESPONSIBILITIES

     The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company's management, as well as the outside auditors, have more time, knowledge and more detailed information with respect to the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurances as to the Company's financial statements or any professional certification as to the work of the outside auditors. Nor is it the duty of the Committee to conduct investigations, resolve disagreements, if any, between management and the outside auditors or assure compliance with laws and regulations.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

     - The full Board, as assisted by the Committee, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors.

     - The full Board, as assisted by management, the outside auditors and the Committee, shall have the ultimate authority and responsibility to include the audited financial statements in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K).

     - The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

     - As a whole, or through the Committee chair, the Committee shall review with management and the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61, within the time periods set forth in SAS No. 71.

     - The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

     The Committee shall:

     - request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1.

     - actively engage in a dialogue with the outside auditors with respect to any such disclosed relationships or services and their impact on the objectivity and independence of the outside auditors.

     - recommend that the Board take appropriate action in response to the report of the outside auditors to satisfy itself of the auditors' independence.

     - review the arrangements for and scope of the outside audit and the fees proposed for such audit, and review periodically the scope and fees for financial information systems design and implementation services, if any, and all other non-audit services, and consider whether the provision of these non-audit services is compatible with maintaining the independence of the outside auditors.

     - review the appointment, replacement, reassignment, or dismissal of the Vice President -- Internal Audit.

     - ask management, the Vice President -- Internal Audit and the outside auditors about significant risks or exposures and assess steps to minimize such risks to the Company.

     - review with the Vice President -- Internal Audit and management, the Internal Audit plan, scope and result of work performed, as well as coordination of efforts with the outside auditors.

     - consider and review with management, the outside auditors and the Vice President -- Internal Audit any management letter provided by the outside auditors together with management responses thereto and the implementation thereof.

     - meet with the Vice President -- Internal Audit and the outside auditors, in separate executive sessions.

     - report Committee actions to the Board on a regular basis with such recommendations as the Committee may deem appropriate.

     - seek to ensure open communication among internal auditors, outside auditors, management and the Board.

     - prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

                                                                      0537-PS-01

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                              PAWTUCKET, RI 02862



Dear Fellow Shareowner:

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Hasbro, Inc. to be held at 10:00 a.m. on Wednesday, May 16, 2001, at 1027 Newport Avenue, Pawtucket, Rhode Island. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

     Your Vote Matters. Whether or not you plan to attend the 2001 Annual Meeting, it is important that your shares be voted. Please follow the instructions on the other side of this proxy card. You may, of course, attend the 2001 Annual Meeting and vote in person, even if you have previously voted. I am looking forward to seeing you there.

                               Sincerely,

                               Alan G. Hassenfeld
                               Chairman of the Board
                               and Chief Executive Officer



                             YOUR VOTE IS IMPORTANT



                                  DETACH HERE



                                     PROXY

                                  HASBRO, INC.

                 ANNUAL MEETING OF SHAREHOLDERS - MAY 16, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the "Company") and hereby appoints ALAN G. HASSENFELD and HAROLD P. GORDON and each of them, with full power of substitution to each of them, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 16, 2001 at 10:00 A.M. at 1027 Newport Avenue, Pawtucket, Rhode Island, and at any adjournment thereof.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "AGAINST" PROPOSAL 2, AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.


          PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND PROMPTLY MAIL
                           IN THE ENCLOSED ENVELOPE.


-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

VOTE BY TELEPHONE

It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-778-8683).

FOLLOW THESE FOUR EASY STEPS:

1.  READ THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD.

2.  CALL THE TOLL-FREE NUMBER 1-877-PRX-VOTE (1-877-779-8683).

3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.  FOLLOW THE RECORDED INSTRUCTIONS.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!


VOTE BY INTERNET

It's fast, convenient, and your vote is immediately confirmed and posted.

FOLLOW THESE FOUR EASY STEPS:

1.  READ THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD.

2.  GO TO THE WEBSITE http://www.eproxyvote.com/has

3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.  FOLLOW THE INSTRUCTIONS PROVIDED.

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/has anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

----------------------------------DETACH HERE----------------------------------

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "AGAINST" PROPOSAL 2.

1.  ELECTION OF DIRECTORS
    For Terms Expiring 2004: (01) Alan R. Batkin, (02) Claudine B. Malone,
    (03) Carl Spielvogel, and (04) Alfred J. Verrecchia.

             FOR      [ ]                 [ ]  WITHHELD
             ALL                               FROM ALL
          NOMINEES                             NOMINEES

    [ ]
       --------------------------------------
       For all nominees except as noted above

                                                  FOR    AGAINST    ABSTAIN
2.  Shareholder   Maximize   Value                [ ]      [ ]        [ ]
    Resolution.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT              [ ]

The shares of Common Stock represented by any units you may hold in the Hasbro Stock Fund under the Retirement Savings Plan are designated above as "401." If no box in Proposal 1 or 2 above is marked, the "401" shares will not be voted with respect to that Proposal.

Sign exactly as your name(s) appear(s) hereon. When signing in a representative capacity, please give full title as such. If more than one name is shown, including the case of joint tenants, each person should sign.


Signature:                                               Date:
          -------------------------------------------         -----------------

Signature:                                               Date:
          -------------------------------------------         -----------------